Exhibit 2.4

EXECUTION VERSION

ZAZA ENERGY CORPORATION

STOCKHOLDERS’ AGREEMENT

DATED AS OF AUGUST 9, 2011

i

ii

THIS STOCKHOLDERS’ AGREEMENT, dated as of August 9, 2011 (this “Agreement”), between ZaZa Energy Corporation, a Delaware corporation (the “Company”), Blackstone Oil & Gas, LLC, a Texas limited liability company, Omega Energy Corp., a Texas corporation, and Lara Energy, Inc., a Texas corporation (collectively, the “ZaZa Members”), and the Other Stockholders (as defined below) that may join this Agreement from time to time in accordance with Section 5.01 and Section 6.09 below.  Capitalized terms are defined in Section 1.01.

RECITALS:

WHEREAS, concurrently with the execution and delivery of this Agreement, Toreador Resources Corporation, a Delaware corporation (“Toreador”), ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”), the Company, and Thor Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Thor Merger Sub”), are entering into an Agreement and Plan of Merger and Contribution dated as of August 9, 2011 (as amended, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Thor Merger Sub will merge with and into Toreador (the “Toreador Merger”), whereby, subject to the terms of the Merger Agreement, each share of common stock, par value $0.15625 per share, of Toreador (the “Toreador Common Stock”), will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) equal to the Toreador Exchange Ratio (as defined in the Merger Agreement);

WHEREAS, concurrently with the execution and delivery of this Agreement, the ZaZa Members are entering into a Contribution Agreement, dated as of August 9, 2011, with the Company and Toreador, pursuant to which at the Effective Time each of the ZaZa Members shall contribute, directly or indirectly, the ZaZa Membership Interests (as defined in the Merger Agreement) held by it to the Company (collectively, the “ZaZa Contribution”) in exchange for, among other things, a number of shares of Company Common Stock equal to the ZaZa Share Consideration (as defined in the Merger Agreement);

WHEREAS, immediately after the Toreador Merger, the ZaZa Contribution, the Net Profits Interests Contribution (as defined in the Merger Agreement) and the Recontribution (as defined in the Merger Agreement), the holders of the Toreador Common Stock, the ZaZa Members and the holders of the ZaZa Profits Interests (as defined in the Merger Agreement), in each case immediately prior to the Toreador Merger, the ZaZa Contribution and the Net Profits Interests Contribution, will together own all of the outstanding shares of the Company Common Stock (and the Company will, in turn, own all of the outstanding shares of common stock, par value $0.01 per share, of the surviving corporation in the Toreador Merger, all of the outstanding ZaZa Profits Interests and all of the ZaZa Membership Interests);

WHEREAS, the board of directors of the Company has approved the execution, delivery and performance of this Agreement; and

WHEREAS, the Company and the ZaZa Members desire to establish in this Agreement certain arrangements to be effective upon the Effective Time with respect to the Shares beneficially owned by the ZaZa Members and their affiliates and certain agreements with respect to the corporate governance of the Company, the acquisition and the disposition of securities of the Company by the ZaZa Members and their affiliates and other matters.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  Neither the Company nor any of its Subsidiaries, on the one hand, nor any Stockholder nor any of its Subsidiaries, on the other hand, shall be deemed an affiliate of the other for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Audit Committee Independent Director” means an Independent Director of the Company who also qualifies as independent under Rule 10A-3(b)(1) under the Exchange Act, as such rule may be amended, supplemented or replaced from time to time.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company, except where the context requires otherwise.

“Claims” has the meaning assigned to such term in Section 3.08(a).

“Closing” has the meaning assigned to such term in the Merger Agreement.

“Closing Date” has the meaning assigned to such term in the Merger Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Common Stock” has the meaning set forth in the preamble to this Agreement.

“Controlled Company” has the meaning set forth under (i) NASDAQ Rule 5615(c)(1), as such rule may be amended, supplemented or replaced from time to time, or (ii) if the Company is not listed on the NASDAQ, any comparable rule or regulation of the primary securities exchange or quotation system on which the Shares are listed or quoted (whether by final rule or otherwise).

“Delaware Courts” has the meaning assigned to such term in Section 6.08.

“Demand Notice” has the meaning assigned to such term in Section 3.01(a).

“Demand Registration” has the meaning assigned to such term in Section 3.01(a).

“Demand/Takedown Frequency Limit” has the meaning assigned to such term in Section 3.01(a).

“Director” means a member of the Board of Directors.

“Earnings Blackout Period” means the period of time prior to and following the Company’s public release of quarterly or annual earnings results during which none of the Company’s directors and officers are permitted to trade in the Company’s securities pursuant to the Company’s customary securities trading policies and procedures, as in effect from time to time.

“Effective Time” has the meaning assigned to such term in the Merger Agreement.

“Equity Security” means (a) any Shares or other Voting Stock, (b) any securities of the Company convertible into or exchangeable for Shares or other Voting Stock or (c) any options, rights or warrants (or any similar securities) issued by the Company to acquire Shares or other Voting Stock.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Governmental Entity” means any transnational, Federal, state, local or foreign government, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which equity securities issued by the Company or any of its Subsidiaries are listed or quoted.

“Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D or Schedule 13G with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Group 1 Directors” means the Initial Group 1 Directors and those Directors that were designated by the Majority ZaZa Members pursuant to Section 2.01(c) or (f), in each case, serving on the Board of Directors at any time of determination.

“Group 2 Directors” means the Initial Group 2 Directors and those Directors that were nominated by the Nominating Committee pursuant to Section 2.01(d) or (g), in each case, serving on the Board of Directors at any time of determination.

“indemnified party” has the meaning assigned to such term in Section 3.08(c).

“Indemnified Person” has the meaning assigned to such term in Section 3.08(a).

“indemnifying party” has the meaning assigned to such term in Section 3.08(c).

“Independent Director” means a Director of the Company who qualifies as an “independent director” of the Company under (i) NASDAQ Rule 5605(a)(2), as such rule may be amended, supplemented or replaced from time to time, or (ii) if the Company is not listed on the NASDAQ, any comparable rule or regulation of the primary securities exchange or quotation system on which the Shares are listed or quoted (whether by final rule or otherwise).

“Initial Group 1 Directors” has the meaning assigned to such term in Section 2.01(b).

“Initial Group 2 Directors” has the meaning assigned to such term in Section 2.01(b)

“Inspectors” has the meaning assigned to such term in Section 3.04(a)(xi).

“Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Majority Independent Directors” means a majority of the Independent Directors of the Company.

“Majority ZaZa Member Nominee Number” has the meaning assigned to such term in Section 2.01(d)(i).

“Majority ZaZa Members” means, at any time of determination, for all purposes under this Agreement, those ZaZa Members and their respective Permitted Transferees who together hold a majority of the ZaZa Shares held by all ZaZa Members and their Permitted Transferees, in the aggregate.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Minimum Demand Amount” means Registrable Securities representing the lesser of (A) a value (based on the average closing price per Share for the ten Trading Days preceding the delivery of the applicable Demand Notice) of not less than $10 million, and (B) 2.5% of the number of then outstanding Shares.

“NASDAQ” means The Nasdaq Global Market.

“Nominating Committee” has the meaning set forth in Section 2.01(d).

“Nominating Committee Nominee Number” has the meaning set forth in Section 2.01(d)(ii).

“Nominee Calculation Date” means, (a) for purposes of calculating the Majority ZaZa Member Nominee Number for purposes of Section 2.01(c), with respect to any annual meeting, the 90th day before the anniversary of the date upon which the annual meeting of the Company occurred during the prior year (except that, with respect to the first annual meeting of the Company after the Effective Time, the Nominee Calculation Date shall be the 90th day before the anniversary of the date upon which the annual meeting of Toreador stockholders occurred during the prior year), and (b) for purposes of calculating the Majority ZaZa Member Nominee Number for purposes of other provisions hereof, at the time at which such number is determined.

“Other Stockholder” means any Person (other than the Company, any of its Subsidiaries and any of the ZaZa Members) that joins this Agreement as an Other Stockholder in accordance with Section 5.01(b) and/or Section 6.09, provided that any such Person shall cease to be an Other Stockholder when it ceases to hold any Shares.

“Participating Stockholder” means, with respect to any offering of Registrable Securities, any Stockholder holding Registrable Securities that participates in, and has not validly withdrawn from, such offering.

“Permitted Transferee” means, with respect to a Stockholder, any of the following: (a) an Affiliate of such Stockholder, (b) a trust or limited partnership established for the benefit of the family members of such Stockholder (or the family members of the ultimate beneficial owner of such Stockholder), (c) any transferee of such Stockholder by will, devise or inheritance and (d) with respect to the ZaZa Members, any employee or consultant of ZaZa as of the date of this Agreement (other than any ZaZa Member or any of its Affiliates).

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Piggyback Registration” has the meaning assigned to such term in Section 3.02.

“Public Stockholder” means each holder of Shares that is not a Stockholder.

“Records” has the meaning assigned to such term in Section 3.04(a)(xi).

“Registrable Securities” means, as of any time, all ZaZa Shares; provided, however, that such securities shall cease to be Registrable Securities when (i) a Registration Statement relating to such securities shall have been declared effective by the SEC and such securities shall have been disposed of by a Stockholder pursuant to such Registration Statement; (ii) such securities have been disposed of by a Stockholder pursuant to Rule 144 promulgated under the Securities Act; (iii) such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration or qualification under the Securities Act or such state or “blue sky” securities laws then in force; or (iv) such securities may be disposed of without registration under the Securities Act by the applicable Stockholder pursuant to Rule 144(b)(1)(i) promulgated under the Securities Act.

“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement or prospectus.

“Requesting Stockholders” means, at any time of determination, those Stockholders holding twenty-five percent (25%) or more of the Registrable Securities.

“Restricted Parties” has the meaning assigned to such term in Section 4.01.

“Restricted Stockholder” means each Stockholder other than any Permitted Transferee under clause (d) of the definition thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Shares” means (a) shares of the Company Common Stock and (b) any securities issued or issuable with respect to any such Shares by way of a stock dividend or other similar distribution or stock split, or in connection with a combination of shares or recapitalization.

“Shelf Registration Statement” means a “shelf” Registration Statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the holders of, the Registrable Securities pursuant to Rule 415 under the Securities Act and any similar rule that may be adopted by the SEC.

“Standstill Period” means, with respect to any Stockholder, the period that (i) commences (a) with respect to each of the ZaZa Members, on the date of this Agreement and (b) with respect to each Other Stockholder, on the date that such Other Stockholder becomes a Stockholder hereunder and (ii) ends (A) with respect to (x) each Stockholder on the date on which such Stockholder and its Permitted Transferees (and any Group of which any of them is a part) cease to beneficially own 15% or more of the Voting Stock of the Company in the aggregate, and (y) all Stockholders and Permitted Transferees on the date that all of the Stockholders and their Permitted Transferees (and any Group of which any of them is a part), considered collectively, cease to beneficially own 25% of the Voting Stock of the Company in the aggregate, and (B) on the third anniversary of the Closing Date if such period has not ended previously in accordance with clause (ii)(A).

“Stockholder” means a ZaZa Member or an Other Stockholder.

“Stockholders” means the ZaZa Members and the Other Stockholders, collectively.

“Subsidiary” or “Subsidiaries” when used with respect to any party shall mean any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner or managing member.

“Takedown Offering” means an underwritten offering pursuant to a Shelf Registration Statement.

“Takedown Request” has the meaning assigned to such term in Section 3.01(b).

“Thor Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Toreador” has the meaning set forth in the recitals to this Agreement.

“Toreador Common Stock” has the meaning set forth in the recitals to this Agreement.

“Toreador Merger” has the meaning set forth in the recitals to this Agreement.

“Trading Day” means (i) for so long as Shares are listed or admitted for trading on the NASDAQ or another national securities exchange, a day on which the NASDAQ or such other national securities exchange is open for business and trading in Shares is not suspended or restricted or (ii) if Shares cease to be so listed, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by Law or executive order to close.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Shares or any interest in any Shares.  For purposes of Section 5 of this Agreement, the Transfer (including by way of issuance, sale, disposition or any other means) in one or more transactions of a majority of the shares of capital stock of, or other equity interest in, any Stockholder shall constitute a Transfer of Shares by such Stockholder.

“Underwriter” means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter, placement agent or other intermediary participates in the distribution of such securities.

“Voting Power” means the ability to vote or to control, directly or indirectly, by proxy or otherwise, the vote of any Voting Stock at the time such determination is made; provided, however, that a Person will not be deemed to have Voting Power as a result of an agreement, arrangement or understanding to vote such Voting Stock if such agreement, arrangement or understanding (a) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (b) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).

“Voting Stock” means securities having the right to vote generally in any election of Directors of the Company.

“ZaZa” has the meaning set forth in the recitals to this Agreement.

“ZaZa Contribution” has the meaning set forth in the recitals to this Agreement.

“ZaZa Members” has the meaning set forth in the preamble to this Agreement.

“ZaZa Members’ Percentage Interest” means, as of any date of determination, the percentage of all outstanding Shares that is represented by the ZaZa Shares then beneficially owned by all ZaZa Members and their Permitted Transferees, in the aggregate, which percentage shall be calculated by rounding up to the nearest whole number.

“ZaZa Shares” means (a) all Shares issued to the ZaZa Members pursuant to the ZaZa Contribution and (b) any securities issued or issuable with respect to any such Shares by way of a stock dividend or other similar distribution or stock split, or in connection with a combination of shares or recapitalization.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.01.                  Composition of the Board of Directors.

(a)           From the Effective Time until the third anniversary of the Closing Date, the Board of Directors shall be comprised of nine (9) Directors; provided, however, that the size of the Board of Directors may be changed by a vote of Directors representing at least 75% of the number of Directors comprising the full Board of Directors.

(b)           Following the Effective Time, in accordance with Section 2.06 of the Merger Agreement, the Board of Directors shall be initially comprised of the seven individuals indentified as “Group 1 Directors” by the ZaZa Members prior to the Effective Time (the “Initial Group 1 Directors”) and the two individuals identified by Toreador prior to the Effective Time in accordance with the Merger Agreement) (the “Initial Group 2 Directors”).

(c)           Except as otherwise provided herein, from and after the Effective Time until the third anniversary of the Closing Date, in connection with each annual meeting of the stockholders of the Company, the Majority ZaZa Members shall have the right to designate (collectively and not individually) up to that number of individuals equal to the then-applicable Majority ZaZa Member Nominee Number for election as Directors in connection with such annual meeting; provided, however, that at all times when the Majority ZaZa Member Nominee

Number is four or more, at least one of the Group 1 Directors shall qualify as an Audit Committee Independent Director.

(d)           From and after the Effective Time until the third anniversary of the Closing Date, the Board of Directors shall at all times maintain a Nominating Committee (the “Nominating Committee”) comprised of one Director who is an Independent Director selected by a majority of all Group 1 Directors and two Directors who have been selected by a majority of all Group 2 Directors.  The Nominating Committee shall be vested with the full power and authority to nominate, by a majority vote of the Nominating Committee, for election as Directors in connection with each annual meeting of the stockholders of the Company, (i) up to that number of individuals equal to the Nominating Committee Nominee Number; provided, however, that at all times, at least one of the Group 2 Directors shall qualify as an Audit Committee Independent Director and (ii) that number of individuals equal to the Majority ZaZa Member Nominee Number that have been designated by the Majority ZaZa Members in accordance with Section 2.01(c).

(i)            The “Majority ZaZa Member Nominee Number” shall mean, at any time, a number (not in excess of 7), rounded to the nearest whole number (with 0.5 or greater rounded up), equal to the product of (x) the ZaZa Members’ Percentage Interest as of the most recent Nominee Calculation Date, multiplied by (y) the total number of Directors (including in this total any vacancies) on the Board of Directors.

(ii)           The “Nominating Committee Nominee Number” shall mean a number equal to the total number of Directors (including in this total any vacancies) on the Board of Directors minus the then applicable Majority ZaZa Member Nominee Number.

(e)           The Company shall notify the ZaZa Members of the Nominee Calculation Date in connection with each annual meeting of stockholders occurring prior to the third anniversary of the Closing Date at least 10 Trading Days prior to such date.  The Majority ZaZa Members shall notify the Board of Directors of their designees not later than 10 Trading Days after such date.

(f)            In the event of the death, resignation, retirement, disqualification or removal from office of a Group 1 Director (or nominee for election as a Director designated by the Majority ZaZa Members in accordance with Section 2.01(c)) occurring prior to the third anniversary of the Closing Date, the Majority ZaZa Members shall have the right to designate a replacement Group 1 Director (or a replacement nominee) so long as after giving effect to the appointment or election of such replacement, the number of Group 1 Directors then in office will not exceed the then-applicable Majority ZaZa Member Nominee Number and the Board of Directors shall as promptly as practicable take all necessary action to appoint as a Director (or nominate) a replacement designee designated in accordance with the foregoing. Any designee replacing a Group 1 Director (or nominee designated by the Majority ZaZa Members in accordance with Section 2.01(c)) shall be subject to the same qualification criteria under this Agreement as his or her predecessor.

(g)           If prior to the third anniversary of the Closing Date (x) there is a death, resignation, retirement, disqualification or removal from office of any Group 2 Director (or nominee for election as a Director recommended by the Nominating Committee in accordance with Section 2.01(d)) or (y) there is otherwise a vacancy on the Board of Directors that the Majority ZaZa Members are not entitled to designate an individual to fill pursuant to Section 2.01(f), the Nominating Committee shall have the full power and authority to recommend, by majority vote of the Nominating Committee, an individual (or a replacement nominee) to fill such vacancy.  The Board of Directors shall as promptly as practicable take all necessary action to appoint as a Director (or nominate) an individual recommended by the Nominating Committee in accordance with the foregoing.  Any designee replacing a Group 2 Director (or nominee recommended by the Nominating Committee in accordance with Section 2.01(d)) shall be subject to the same qualification criteria under this Agreement as his or her predecessor.

SECTION 2.02.                  Solicitation and Voting of Shares.

(a)           During the period that commences at the Effective Time and ends on the third anniversary of the Closing Date, in connection with each annual meeting of the stockholders of the Company (and any adjournment thereof) and any special meeting of the stockholders of the Company called for the election of directors (and any adjournment thereof), (i) the Board of Directors shall recommend that the Company’s stockholders vote in favor of the election of the individuals designated by the Majority ZaZa Members in accordance with Section 2.01(c) (or any replacement nominee designed by the Majority ZaZa Members in accordance with Section 2.01(f)) and in favor of the election of the individuals nominated by the Nominating Committee in accordance with Section 2.01(d) (or Section 2.01(g), as applicable) and (ii) the Company shall solicit from its stockholders eligible to vote for the election of Directors at such annual or special meeting (or any adjournment thereof), as the case may be, proxies in favor of, and shall take all other actions as may be necessary and proper to cause the election as members of the Board of Directors, such designees of the Majority ZaZa Members and such nominees of the Nominating Committee.

(b)           During the period that commences at the Effective Time and ends on the third anniversary of the Closing Date, in connection with each annual meeting of the stockholders of the Company (and any adjournment thereof) and any special meeting of the stockholders of the Company called for the election of directors (and any adjournment thereof), each Stockholder shall attend in person or by proxy for purposes of establishing a quorum and shall vote all its shares of Voting Stock in favor of the election of the individuals designed by the Majority ZaZa Members in accordance with Section 2.01(c) (or any replacement nominee designed by the Majority ZaZa Members in accordance with Section 2.01(f)) and in favor of the election of the individuals nominated by the Nominating Committee in accordance with Section 2.01(d) (or Section 2.01(g), as applicable).  During the period that commences at Effective Time and ends on the third anniversary of the Closing Date, in connection with each special meeting of the stockholders of the Company and any proposed action by written consent, each Stockholder shall vote, or execute consents in respect of, all its shares of Voting Stock against any proposed removal of any Director nominated for election or otherwise designated as a Director in accordance with Section 2.01.  During the period that commences at the Effective Time and ends on the third anniversary of the Closing Date, each Stockholder shall vote, or execute consents in respect of, all its shares of Voting Stock against any proposed amendment to the Company’s Certificate of Incorporation and Bylaws that are inconsistent in any material respect with the provisions of this Agreement.  Each Stockholder hereby appoints the Company, its designees, and each of them individually, as the sole and exclusive attorneys and proxies of such Stockholder, with full power of substitution and re-substitution, to the full extent of such Stockholder’s right, with respect to any Voting Stock, and empowers such attorneys and proxies to exercise all voting rights in accordance with the provisions of this Section 2.02(b) (including, the power to execute and deliver written consents with respect to such Voting Stock) of the Stockholder during the period that commences at the Effective Time and ends on the third anniversary of the Closing Date at every annual or special meeting of the stockholders of the Company and in every written consent in lieu of any such meeting.  Each Stockholder confirms that this proxy is irrevocable, is coupled with an interest, and is granted in consideration of the Company entering into this Agreement.

SECTION 2.03.                  Change in Law.  In the event any Law comes into force or effect (including by amendment) which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise the Agreement to achieve the parties’ intentions set forth herein.

ARTICLE III

REGISTRATION RIGHTS

SECTION 3.01.                  Registration.

(a)           The Company agrees that from time to time following the six-month anniversary of Closing, upon a written request by the Requesting Stockholders on behalf of one or more Participating Stockholders (a “Demand Notice”), the Company will as promptly as reasonably practical prepare and file a Registration Statement or designate an existing Registration Statement suitable for resales of Registrable Securities by the Participating Stockholders, which Registration Statement, if the Requesting Stockholders so request and such option is available to the Company at the time, will be an Shelf Registration Statement (a “Demand Registration”); provided, however, that (1) the Company shall not be obligated to effect more than two Demand Registrations and Takedown Requests (as defined below) in any 12-month period (the “Demand/Takedown Frequency Limit”), (2) the Company shall not be obligated to effect more than ten Demand Registrations in the aggregate, and (3) the Registrable Securities for which a Demand Registration has been requested shall not be less than the Minimum Demand Amount.  Each such Demand Notice will specify the Participating Stockholders and the number of shares of Registrable Securities proposed to be offered for sale by each Participating Stockholder and will also specify the intended method of distribution thereof.  As promptly as practicable after receiving a Demand Notice, the Company will give written notice to all Stockholders other than the initial Participating Stockholders described in such Demand Notice, and such other Stockholders shall have five days from the receipt of such notice to notify the Company of the number of shares of Registrable Securities such other Stockholders propose to include in such Demand Registration.

(b)           The Company agrees that, upon the written request of the Requesting Stockholders on behalf of one or more Participating Stockholders from time to time (a “Takedown Request”), the Company will assist the Participating Stockholders in effecting a Takedown Offering pursuant to a Shelf Registration Statement that was previously filed and declared effective (so long as such Registration Statement is a Shelf Registration Statement previously filed pursuant to a Demand Registration) and reasonably cooperate with the Participating Stockholders and any Underwriters to effect such Takedown Offering as promptly as practicable; provided, however, that (1) subject to clause (c) below, each Takedown Request shall be counted against and subject to the Demand/Takedown Frequency Limit and (2) the Registrable Securities for which a Takedown Request has been requested shall not be less than the Minimum Demand Amount.  Each Takedown Request will specify the Participating Stockholders and the number of Registrable Securities to be included by each Participating Stockholder in such Takedown Offering and the intended method of distribution.  As promptly as practicable after receiving a Takedown Notice, the Company will give written notice to all Stockholders other than the initial Participating Stockholders described in such Takedown Notice, and such other Stockholders shall have five days from the receipt of such notice to notify the Company of the number of shares of Registrable Securities, if any, such other Stockholders propose to include in such Takedown Offering.  If a Takedown Request is made and is subsequently withdrawn before Registrable Securities of the requesting person(s) are sold pursuant to such Takedown Request, such takedown request shall not be counted against the Demand/Takedown Frequency Limit.

(c)           Notwithstanding the foregoing, if the Participating Stockholders commence a Takedown Offering concurrently with or within five business days following a Shelf Registration Statement that is filed in response to a Demand Notice on behalf of the same Participating Stockholders being declared effective by the SEC, only such Demand Registration (and not such Takedown Request) shall be counted against the Demand/Takedown Frequency Limit.

(d)           The Company agrees to use its reasonable best efforts (i) to cause any Registration Statement to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof, (ii) to keep such Registration Statement effective for a period of not less than 45 days (or, in the case of a Shelf Registration Statement, three years) and (iii) to remove any stop orders imposed by the SEC.  The Company further agrees to supplement or make amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for the period set forth in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by the Company for such Registration Statement or by the instructions applicable to such registration form, (C) as may be required by the Securities Act, (D) as may be required in connection with a Takedown Offering or (E) as may be requested in writing by the Requesting Stockholders or any Underwriter for the Participating Stockholders and reasonably acceptable to the Company.  Upon request, the Company agrees to furnish to the Participating Stockholders copies of any such supplement or amendment prior to its being used or filed with the SEC.

(e)           In the event an offering of shares of Registrable Securities (including in connection with any Takedown Offering) involves one or more Underwriters, the Majority Independent Directors shall select the lead Underwriter and any additional Underwriters in connection with the offering, subject to the reasonable approval of the Requesting Stockholders.

(f)            Notwithstanding the foregoing provisions of this Section 3.01, the Requesting Stockholders may not request a Demand Registration or deliver a Takedown Request during a period commencing upon the filing (or earlier, but not more than 15 days prior to such filing upon notice by the Company to the Stockholders that it so intends to file) of a Registration Statement for Shares by the Company for its own account or for any other security holder and ending (i) 60 days after such Registration Statement becomes effective, (ii) upon the withdrawal of such Registration Statement or (iii) 15 days after such notice if no such Registration Statement has been filed within such 15 day period, whichever occurs first.

(g)           The Requesting Stockholders will be permitted to rescind a Demand Registration or Takedown Request or request the removal of any Registrable Securities held by the Participating Stockholders from any Demand Registration or Takedown Request at any time (provided any such removal (x) applies to the Participating Stockholders on a pro rata basis, based on the number of Registrable Securities then held, or (y) is otherwise consented to by the Participating Stockholders so removed); provided, however, that, unless the Company otherwise consents, a Demand Registration or Takedown Request must be rescinded if a request for removal of Registrable Securities from such Demand Registration or Takedown Request would otherwise result in less than the Minimum Demand Amount being included in the Demand Registration or Takedown Offering.

SECTION 3.02.                  Piggyback Registration.  The Company agrees that from time to time following the six-month anniversary of Closing, if the Company proposes to file a Registration Statement under the Securities Act or consummate a Takedown Offering with respect to an offering of Shares for (a) the Company’s own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute or successor form that may be adopted by the SEC)) or (b) the account of any holder of Shares (other than the Stockholders) pursuant to a demand registration request or takedown request delivered by such holder, then the Company will give written notice of such proposed filing or Takedown Offering to all Stockholders as soon as practicable (but in no event less than 10 days before the anticipated filing date).  Such notice shall include an estimate of the aggregate offering price of the total number of shares proposed to be offered.  Upon the written request, given within 5 days after delivery of any such notice by the Company, of one or more Stockholders to include Registrable Securities in such registration or Takedown Offering, as applicable (which request shall specify the number of Registrable Securities proposed to be included in such registration or Takedown Offering, as applicable), the Company will, subject to Section 3.03, include all such Registrable Securities in such registration or Takedown Offering, as applicable, on the same terms and conditions as the Company’s or such holder’s Shares (a “Piggyback Registration”); provided, however, that any Participating Stockholder will be permitted to request the removal of any Registrable Securities held by such Participating Stockholder from any Piggyback Registration prior to 5 days prior to the anticipated effective date of the Registration Statement (or the anticipated filing date of the preliminary prospectus supplement in connection with a Takedown Offering) filed in connection with such registration if such removal will not materially affect the timing or success of the offering (as determined by the Majority Independent Directors); provided further, however, that if at any time after giving written notice of such proposed filing or Takedown Offering, as applicable, and prior to the effective date of the Registration Statement filed in connection with such registration, or the consummation of such Takedown Offering, as applicable, the Company shall determine for any reason not to proceed with the proposed registration or disposition, as applicable, of the Shares, then the Company may, at its election, give written notice of such determination to the Participating Stockholders and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, or dispose of any Registrable Securities in connection with such Takedown Offering, as applicable.  For the avoidance of doubt, the Company shall select any Underwriters in connection with a Piggyback Registration in its sole discretion, subject to any contractual right of any holder of Shares making a demand registration request or takedown request to make such selection.

SECTION 3.03.                  Reduction of Underwritten Offering.  Notwithstanding anything contained herein, if the lead Underwriter of an Underwritten Offering pursuant to Sections 3.01 or 3.02 advises the Company that in its reasonable opinion the number of Shares (including any Registrable Securities) that the Company, the Participating Stockholders and any other Persons intend to include in any Registration Statement or dispose of pursuant to such Underwritten Offering is such that the success of any such offering would be adversely affected, including the price at which the securities can be sold, the marketability of such securities or the distribution of such securities, then the number of Shares to be included in the Registration Statement, or disposed of pursuant to such Underwritten Offering, as applicable, for the account of the Company, the Participating Stockholders and any other Persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement or disposed of pursuant to such Underwritten Offering, as applicable, to the number recommended by such lead Underwriter; provided, however, that (a) priority of inclusion in the case of a Demand Registration or Takedown Offering pursuant to Section 3.01 will be (i) first, the Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of the Participating Stockholders, allocated pro rata among them in accordance with the number of Registrable Securities held by each of them so that the total number of Registrable Securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter, (ii) second, Shares proposed to be offered by the Company for its own account so that the total number of Shares to be included in any such offering for the account of the Company, together with the Shares to be included pursuant to clause (a)(i) of this proviso, will not exceed the number recommended by such lead Underwriter and (iii) third, pro rata among any other Shares requested to be registered, or disposed of, as applicable, by the holders thereof pursuant to a contractual right so that the total number of Shares to be included in any such offering for the account of all such Persons, together with the Shares to be included pursuant to clauses (a)(i) and (a)(ii) of this proviso, will not exceed the number recommended by such lead Underwriter; (b) priority in the case of a Registration Statement initiated by the Company for its own account which gives rise to a Piggyback Registration pursuant to Section 3.02 will be (i) first, Shares initially proposed to be offered by the Company for its own account so that the total number of Shares to be included in any such offering for the account of the Company will not exceed the number recommended by such lead Underwriter, (ii) second, the Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of the Participating Stockholders, allocated pro rata among them in accordance with the number of Registrable Securities held by each of them so that the total number of Registrable Securities to be included in any such offering for the account of all such Participating Stockholders, together with the Shares to be included pursuant to clause (b)(i) of this proviso, will not exceed the number recommended by such lead Underwriter, and (iii) third, pro rata among any other Shares of the Company requested to be registered, or disposed of, as applicable, pursuant to a contractual right so that the total number of Shares to be included in any such offering for the account of all such Persons, together with the Shares to be included pursuant to clauses (b)(i) and (b)(ii) of this proviso, will not exceed the number recommended by such lead Underwriter; and (c) priority with respect to inclusion of Shares in a Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, initiated by the Company for the account of holders other than the Stockholders pursuant to registration rights afforded such holders will be (i) first, pro rata among Shares offered for the account of such holders so that the total number of Shares to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter, (ii) second, Shares offered by the Company for its own account so that the total number of Shares to be included in any such offering for the account of the Company, together with the Shares to be included pursuant to clause (c)(i) of this proviso, will not exceed the number recommended by such lead Underwriter, (iii) third, Registrable Securities requested to be included in the Registration Statement, or disposed of, pursuant to the Takedown Offering, for the account of the Participating Stockholders, allocated pro rata among them in accordance with the number of Registrable Securities held by each of them so that the total number of Registrable Securities to be included in any such offering for the account of all such Participating Stockholders, together with the Shares to be included pursuant to clauses (c)(i) and (c)(ii) of this proviso, will not exceed the number recommended by such lead Underwriter, and (iv) fourth, pro rata among any other Shares of the Company requested to be registered or disposed of pursuant to a contractual right so that the total number of Shares to be included in any such offering for the account of all such Persons, together with the Shares to be included pursuant to clauses (c)(i), (c)(ii) and (c)(iii) of this proviso, will not exceed the number recommended by such lead Underwriter.

SECTION 3.04.                  Registration Procedures.

(a)           Subject to the provisions of Section 3.01 hereof, in connection with the registration of the sale of Registrable Securities or any Takedown Offering hereunder, the Company will as promptly as reasonably practicable:

(i)            before filing a Registration Statement or any amendments thereto or any supplements to any related prospectus, the Company will furnish to one counsel selected by the Participating Stockholders holding a majority of the Registrable Securities to be included in such Registration Statement draft copies of all such documents proposed to be filed at least seven days prior to such filing, which documents will be subject to the reasonable review of the Participating Stockholders and its agents and representatives; and not include in any Registration Statement information concerning or relating to any Participating Stockholder which such Participating Stockholder shall reasonably object in writing (unless the inclusion of such information is required by applicable Law or the regulations of any national securities exchange to which the Company may be subject);

(ii)           furnish to the Participating Stockholders without charge, if requested, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, prospectus and prospectus supplement (including all exhibits thereto), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement and such other documents in such quantities as the Participating

Stockholders may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities (including in connection with any Takedown Offering);

(iii)          use its reasonable best efforts to register or qualify such Registrable Securities under “blue sky” Laws of such jurisdictions as the Participating Stockholders reasonably request and do any and all other acts and things as may be reasonably necessary or advisable to enable the Participating Stockholders to facilitate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall in no event be required to (w) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.04(a)(iii), (x) subject itself to taxation in any such jurisdiction, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the applicable registration statement or (z) consent to general service of process in any such jurisdiction;

(iv)          cause each Registration Statement and any amendment thereto and any related prospectus, as of the effective date of such Registration Statement and any amendment or supplement thereto, (A) to comply in all material respects with the applicable requirements of the Securities Act and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading;

(v)           prepare and file with the SEC any required filings under Rule 424 or 430A under the Securities Act or any required supplements to the applicable prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(vi)          if requested by a Participating Stockholder, promptly prepare and file with the SEC a prospectus supplement or post-effective amendment to a Registration Statement including such information as such Participating Stockholder reasonably specifies should be included therein with respect to such Participating Stockholder, including, without limitation, information relating to the planned distribution of Registrable Securities, the number of Registrable Securities being sold by such Participating Stockholder, the name and description of such Participating Stockholder, the offering price of such Registrable Securities and any discount, commission or other compensation payable in respect of the Registrable Securities being sold, the purchase price being paid therefor to a Participating Stockholder and information with respect to any other terms of the offering of the Registrable Securities to be sold;

(vii)         promptly notify the Participating Stockholders at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will promptly prepare and file with the SEC a supplement or amendment as may be required to such prospectus and Registration Statement and furnish to the Participating Stockholder a supplement to such prospectus so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(viii)        advise the Underwriters, if any, and the Participating Stockholders promptly of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes.  If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” Laws, the Company shall use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

(ix)           promptly notify the Participating Holders (A) when a prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed and, with respect to a post-effective amendment to a Registration Statement, when the same has become effective and (B) of any request by the SEC or any other Governmental Entity for amendments or supplements to a Registration Statement or related prospectus;

(x)            enter into customary agreements and use its reasonable best efforts to take such other actions as are reasonably requested by the Participating Stockholders in order to expedite or facilitate the disposition of such Registrable Securities, including preparing for and participating in a customary road show of reasonable length and all such other customary selling efforts as the Underwriters reasonably request in order to expedite or facilitate such disposition (provided that such road show and selling efforts shall not unreasonably disrupt the normal operations of the Company);

(xi)           except to the extent prohibited by applicable Law and subject to receiving reasonable assurances of confidentiality (including, if requested by the Company, the entry into of customary confidentiality agreements), make available for inspection by the Participating Stockholders, any Underwriter participating in any disposition of such Registrable Securities, and any attorney, accountant or other agent retained by the Participating Stockholders or such Underwriter (collectively, the “Inspectors”), any relevant financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as will be reasonably necessary to enable them to conduct customary due diligence with respect to the Company and the related Registration Statement and prospectus, and cause representatives of the Company and its

Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that (x) Records and information obtained hereunder will be used by such Inspectors only to conduct such due diligence and (y) Records or information that the Company determines, in good faith, to be confidential will not be disclosed by such Inspectors unless the release of such Records or information is ordered pursuant to a subpoena or other order from a Governmental Entity;

(xii)          use its reasonable best efforts to obtain and deliver to each Underwriter a comfort letter from the independent registered public accounting firm for the Company (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Company whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter may reasonably request;

(xiii)         use its reasonable best efforts to obtain and deliver to each Underwriter a 10b-5 statement and legal opinion from the Company’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions as such Underwriter may reasonably request;

(xiv)        comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, within the required time period, an earnings statement covering a period of 12 months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(xv)         reasonably cooperate with the Participating Holders with respect to the disposition of all Registrable Securities covered by a Registration Statement in accordance with the intended method or methods of distribution set forth therein; and

(xvi)        use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on the NASDAQ or, if Shares are not then listed on the NASDAQ, then on any other securities exchange or national quotation system on which similar securities issued by the Company are listed or quoted.

(b)           In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering, the Company and the Participating Stockholders agree to enter (and the Company agrees to require all other holders whose Shares are requested to be registered or disposed of in such offering to enter) into a written agreement with the Underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such Underwriters and companies of the Company’s size and investment stature and other customary agreements and documents required under the terms of such underwriting arrangements (including questionnaires, powers of attorney and custody agreements), subject to the remaining provisions of this Section 3.04(b).  In connection with any such Underwritten Offering, any

Participating Stockholder may reasonably require in any underwriting agreement that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Participating Stockholders (except to the extent any such provision contradicts the terms of this Agreement) and that any or all of the conditions precedent to the obligations of such underwriters (except conditions precedent the satisfaction of which is within the control of one or more of the Participating Stockholders) under such underwriting agreement be conditions precedent to the obligations of such Participating Stockholder.  No such Participating Stockholder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Participating Stockholder, such Participating Stockholder’s Registrable Securities and such Participating Stockholder’s intended method of distribution.

SECTION 3.05.                  Conditions to Offerings.

(a)           The obligations of the Company to take the actions contemplated by Sections 3.01, 3.02 and 3.04 with respect to an offering of Registrable Securities (including any Takedown Offering) will be subject to the following conditions:

(i)            the Participating Stockholders shall comply with all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities;

(ii)           the Participating Stockholders shall advise each Underwriter through which any of the Registrable Securities are offered that the Registrable Securities are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act;

(iii)          the Company may require any of the Participating Stockholders to furnish to the Company such information regarding such Participating Stockholder, the Registrable Securities or the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing (and the Participating Stockholders shall promptly notify the Company of any changes in such information); and

(iv)          in any Underwritten Offering pursuant to Section 3.01 or 3.02 hereof, the Participating Stockholders, together with the Company and any other holders participating in such Underwritten Offering, will enter into an underwriting agreement in accordance with Section 3.04(b) with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b)           Each of the Participating Stockholders agrees that, upon receipt by such Participating Stockholder of any notice from the Company of the happening of any event of the kind described in Section 3.04(a)(iv) or 3.04(a)(viii) or a condition described in Section 3.06, the Participating Stockholders will promptly discontinue disposition of such Registrable Securities pursuant to the Registration Statement or Takedown Offering covering the sale of such Registrable Securities until such Participating Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.04(a)(iv) or notice from the Company of the termination of the stop order.

SECTION 3.06.                  Blackout Period.  The Company’s obligations to file or maintain the effectiveness of a Registration Statement pursuant to Sections 3.01 and 3.02 will be suspended if compliance with such obligations would (i) require the Company to take such action during an Earnings Blackout Period, (ii) require the Company to disclose a material financing, acquisition, disposition or other similar corporate development or other material nonpublic information concerning the Company (in each case which the Company is not otherwise required to disclose at such time) and the Majority Independent Directors have determined in their sole discretion that any such disclosure would be significantly disadvantageous to the Company or (iii) significantly impede, delay or otherwise interfere with a material financing, acquisition, disposition, corporate reorganization or other similar material transaction involving the Company; provided, however, that all such suspensions (other than suspensions relating to an Earnings Blackout Period) will not exceed 30 days in any 180-day period or 60 days in any calendar year.

SECTION 3.07.                  Registration Expenses.  All fees and expenses incident to the Company’s performance of or compliance with the obligations of this Article III, including all fees and expenses of compliance with securities or “blue sky” Laws, printing expenses, messenger and delivery expenses of the Company, any registration or filing fees payable under any federal or state securities or “blue sky” Laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of the Financial Industry Regulatory Authority, fees and disbursements of counsel for the Company, its independent registered certified public accounting firm and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), fees and disbursement of not more than one counsel to the Participating Stockholders (as designated in accordance with Section 3.04(a)(i)), transfer taxes, fees of transfer agents and registrars, costs of insurance, the fees and expenses of other Persons retained by the Company and any fees and expenses incurred in connection with a Takedown Offering, will be borne by the Company; provided, however, that any Participating Stockholder or any other Person registering Registrable Securities will bear and pay (i) any fees and disbursements of its advisors, counsel and accountants (except for the fees and disbursements of one counsel to the Participating Stockholders as set forth above) and (ii) any underwriting discounts, fees, commissions and similar fees of securities industry professionals and transfer taxes, if any, applicable to Registrable Securities offered for its account pursuant to any Registration Statement (including in connection with any Takedown Offering) pursuant to this Agreement.

SECTION 3.08.                  Indemnification; Contribution.

(a)           In connection with any registration of Registrable Securities or Takedown Offering pursuant to Sections 3.01 or 3.02, the Company agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each Participating Stockholder, its affiliates, directors and officers and each Person who controls such Participating Stockholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, judgments and expenses (including reasonable attorneys’ fees)(collectively, “Claims”), caused by (i) any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any preliminary or final prospectus used in connection with the Registrable Securities or any Issuer FWP, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities Law or any rule or regulation promulgated under the Securities Act, or the Exchange Act or any state securities Law and relating to action required of or inaction by the Company in connection with any such registration; provided, however, that the Company will not be required to indemnify any Indemnified Person for any Claims resulting from any such untrue statement or omission if such untrue statement or omission was made in reliance on and in conformity with information with respect to any Indemnified Person furnished to the Company in writing by any Stockholder expressly for use therein.

(b)           In connection with any Registration Statement, preliminary or final prospectus, or Issuer FWP, each of the Participating Stockholders, severally and not jointly, in the offering to which such Registration Statement, preliminary or final prospectus, or Issuer FWP relates agrees to indemnify the Company, its Directors, its officers and each Person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all Claims, caused by (i) any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any preliminary or final prospectus used in connection with the Registrable Securities or any Issuer FWP, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, provided that the foregoing indemnification shall only apply with respect to statements or omissions made in reliance on and in conformity with information with respect to such Participating Stockholder furnished to the Company in writing by or on behalf of such Participating Stockholder expressly for use in such Registration Statement, preliminary or final prospectus, or Issuer FWP; and provided, further, however, that in no event shall the liability of any Participating Stockholder exceed the dollar amount of the proceeds (net of any underwriting discount or commission or other selling expenses) received by such Participating Stockholder from the sale of the Registrable Securities giving rise to such indemnification.

(c)           In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.08(a) or (b), such Person (hereinafter called the “indemnified party”) will promptly notify the Person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, will retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and will pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure or delay to give such notice shall not relieve the indemnifying party of its obligations pursuant to this Agreement except to the extent such indemnifying party has been prejudiced in any material respect by such failure or delay.  In any such claim, action or proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel or (ii) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them.  It is understood that the indemnifying party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any required local counsel) at any time for all such indemnified parties and that all such reasonable fees and expenses will be reimbursed as they are incurred.  In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties.  The indemnifying party will not be liable for any settlement of any claim, action or proceeding effected without its written consent, which consent may not be unreasonably withheld or delayed).  No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceedings and unless such settlement does not include a statement to, or an admission of, fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d)           If the indemnification provided for in this Section 3.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Claims referred to in this Section 3.08 (other than for Claims for which an indemnified party is expressly not entitled to indemnification pursuant to Section 3.08), then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such Claims (i) in such proportion as is appropriate to reflect the relative benefit of the Company, on the one hand, and the applicable Stockholder, on the other, in connection with the statements or omissions that resulted in such Claims or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefit to, but also the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such Claims as well as any other relevant equitable considerations; provided, however, that in no event shall a Participating Stockholder be required to contribute an aggregate amount in excess of the lesser of (A) the amount that such Participating Stockholder would have been obligated to pay under Section 3.08(b) if such indemnity was available to the indemnified party and (B) the dollar amount of proceeds (net of underwriting discounts and commissions and other selling expenses) received by such Participating Stockholder from the sale of Registrable Securities giving rise to such contribution.  The relative fault of such indemnifying party and indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Claims referred to above will be deemed to include, subject to the limitations set forth in Section 3.08(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e)           The parties agree that it would not be just and equitable if contribution pursuant to Section 3.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 3.08(d).  No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f)            If indemnification is available under this Section 3.08, the indemnifying party will indemnify each indemnified party to the full extent provided in Sections 3.08(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 3.08(d) or (e).

(g)           Notwithstanding anything to the contrary in this Agreement, each of the indemnified parties has relied on this Section 3.08, is an express third party beneficiary of this Section 3.08 and is entitled to enforce the obligations of the applicable indemnified parties under this Section 3.08 directly against such indemnified parties to the full extent thereof.

SECTION 3.09.                  Rule 144.  For so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Securities Act, the Company agrees that it will use its reasonable best efforts to (i) make and keep public information available, as those terms are understood and defined in Rule 144 and (ii) file the reports required to be filed by it under the Securities Act and the Exchange Act.

SECTION 3.10.                  Lockup.  If and to the extent requested by the lead Underwriter of an Underwritten Offering of Shares (including any Takedown Offering), the Company and the Stockholders shall not effect, and shall cause their respective affiliates not to effect, except as part of such registration, any offer, Transfer or other distribution or any agreement with respect to the foregoing of the Shares being registered or offered, as applicable, or of a similar security of the Company, or any securities into which such Shares are convertible, including a sale pursuant to Rule 144, during a period of up to seven days prior to, and during a period of up to 90 days after, the effective date of such registration, or the date of consummation of such Takedown Offering, as applicable, as reasonably requested by the lead Underwriter (and subject to customary exceptions).  Any partial release from such obligations shall be allocated among the Stockholders pro rata, based on the number of shares of Registrable Securities then held.  In the event that other stockholders of the Company whose securities are being registered in connection with such Underwritten Offering or any directors or executive officers of the Company are not subject to a lockup period or are subject to a lockup period with a shorter duration than the period required by this Section 3.10, then the Stockholders shall not be subject to the lockup period required by this Section 3.10 or the period required by this Section 3.10 shall be reduced for such Underwritten Offering to equal in length the duration of such lockup period applicable to the other stockholders.  Nothing contained in this Section 3.l0 shall restrict the ability of any Stockholders to Transfer Shares pursuant to a 10b5-1 plan of such Stockholder in effect at least seven days prior to the effective date of the Registration Statement in respect of an Underwritten Offering subject to this Section 3.10.

SECTION 3.11.                  Limitation on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of

Stockholders holding a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company (i) to include such securities in any Demand Registration, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such Demand Registration only to the extent that the inclusion of such holder’s or prospective holder’s securities will not reduce the amount of the Registrable Securities of the Stockholders which are included, (ii) to make a demand registration that could result in such registration statement being declared effective prior to the six month anniversary of the Closing Date or within one-hundred-eighty (180) days after (x) the effective date of the Registration Statement for a Demand Registration or (y) the date of any Takedown Offering or (iii) to otherwise grant registration rights that are senior to the rights granted to the Stockholders under this Agreement.

SECTION 3.12.                  Termination of Registration Rights.  The registration rights contained in this Article III shall terminate on the date on which all Shares subject to this Agreement cease to be Registrable Securities.  Notwithstanding the forgoing, the registration rights contained in this Article III shall terminate in any event with respect to any Stockholder or any other holder of Registrable Securities when any such holder no longer owns any Registrable Securities.

ARTICLE IV

LIMITATIONS ON PURCHASES OF
EQUITY SECURITIES AND OTHER ACTIONS

SECTION 4.01.                  Purchases of Equity Securities.  Except for the acquisition of Shares pursuant to the Merger Agreement, without the prior written approval or consent of the Majority Independent Directors, each Restricted Stockholder shall not, directly or indirectly, and shall cause its respective affiliates (acting in any capacity) (collectively, the “Restricted Parties”) not to, during the Standstill Period applicable to such Restricted Stockholder, directly or indirectly (including by means of any derivative instrument, through one or more intermediaries or otherwise), acquire, agree to acquire or make a proposal to acquire beneficial ownership of any Equity Securities; provided that the foregoing shall not prohibit (a) the acquisition of additional Equity Securities pursuant to a stock split or stock dividend paid pro rata (excluding cash paid in lieu of fractional shares) to the holders of any class of Equity Securities then held by such Restricted Stockholder or any Restricted Party, (b) the receipt by any Restricted Stockholder or any Restricted Party of a grant of Equity Securities issued to him or her by the Company in his or her capacity as an officer, director, consultant or employee of the Company or the acquisition of Equity Securities pursuant to the exercise of rights provided in the grant of such Equity Securities, (c) the acquisition of additional Equity Securities by such Restricted Stockholder or any Restricted Parties pursuant to any rights or warrants distributed by the Company pro rata to the holders of any class of Equity Securities then held by such Restricted Stockholder or its Restricted Parties or (d) the acquisition of Equity Securities by such Restricted Stockholder in open market transactions unless the acquisition of such Equity Securities, together with the Voting Stock currently held by such Restricted Stockholder at the time of acquisition, would result in such Restricted Stockholder holding Voting Stock representing a greater percentage of the Voting Stock than such Restricted Stockholder held immediately after the Effective Time.

SECTION 4.02.                  Additional Limitations.  In each case subject to the rights of the Restricted Stockholders set forth in this Agreement, each of the Restricted Stockholders, severally and not jointly, agrees that, without the prior written approval or consent of the Majority Independent Directors, during the Standstill Period, such Restricted Stockholder shall not, and shall cause its respective Restricted Parties not to:

(a)           seek, make or take any action to solicit, initiate or knowingly encourage, any offer or proposal for, or any indication of interest in, a merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination or any dissolution, liquidation, restructuring, recapitalization or similar transaction in each case involving the Company or any of its Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries;

(b)           “solicit”, or become a “participant” in any “solicitation” of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) from any holder of Voting Stock in connection with any vote on any matter (whether or not relating to the election or removal of Directors), or agree or announce its intention to vote with any Person undertaking a “solicitation”, except with respect to (i) the election or removal of Directors in accordance with Section 2.01, (ii) the solicitation of proxies on behalf of the Company in connection with any matter being recommended by the Board for approval (in the case of the solicitation of proxies for approval of such matter) or for rejection (in the case of the solicitation of proxies for the rejection of such matter) or (iii) to the extent required by applicable Law;

(c)           seek or propose to influence, advise, change or control (other than in respect of the designation of Group 1 Directors pursuant to Article II or the actions of any Group 1 Director in its capacity as a member of the Board of Directors) the management, Board of Directors, governing instruments or policies or affairs of the Company or any of its affiliates, including, without limitation, by means of a “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b));

(d)           form, join or in any way participate in a Group with respect to any Voting Stock (other than a Group composed solely of the Restricted Stockholder and its Permitted Transferees (other than any Permitted Transferee under clause (d) of the definition thereof) and except for actions by any Stockholder in accordance with Section 2.02);

(e)           (i) except as contemplated in Section 2.02, grant any proxies with respect to any Voting Stock to any Person (other than as recommended by the Board of Directors) or deposit any Voting Stock in a voting trust or (ii) enter into any other arrangement or agreement with respect to the voting thereof (in the case of each of clauses (i), and (ii), other than arrangements with one or more other Stockholders for administrative convenience, provided that such arrangements may only facilitate actions in favor of matters required to effectuate any provision of this Agreement and against matters the approval of which would be inconsistent with any provision of this Agreement);

(f)            (i) seek, alone or in concert with other Persons, additional representation on the Board of Directors, (ii) seek the removal of any member of the Board (except as expressly contemplated by Section 2.01(f) or (iii) seek a change in the composition or size of the Board of Directors, in each case, in a manner that is inconsistent with this Agreement;

(g)           except as contemplated in Section 2.02, seek to influence, advise or direct the vote of any holder of voting securities of the Company, demand a copy of the stock ledger list of Stockholders, or any other books and records, of the Company or submit a proposal to be considered by the Stockholders of the Company;

(h)           enter into any arrangements, understandings or agreements (whether written or oral) with, or contact, advise, finance or assist any Persons (other than Stockholders and their affiliates in a manner consistent with the terms of this Agreement) in connection with any of the foregoing;

(i)            make any public disclosure, or take any action which could reasonably be expected to require the Company to make any public disclosure, with respect to any of the matters that are subject to restriction in any of clauses (a) through (h) of this Section 4.02;

(j)            request, propose or otherwise seek any amendment or waiver of the provisions of this Article IV.

ARTICLE V

TRANSFER OF SHARES

SECTION 5.01.                  Limitation on Transfer of Shares.  (a) During the term of this Agreement, a Stockholder shall not Transfer, or permit to be Transferred, any of the Shares beneficially owned by it:

(i)            until after the six-month anniversary of Closing; or

(ii)           after the six-month anniversary of Closing, unless such Transfer is pursuant to (A) Rule 144 under the Securities Act (including the volume and manner of sale restrictions therein, to the extent then applicable), (B) an effective Registration Statement, or (C) a privately negotiated sale of Shares exempt from the registration requirements of the Securities Act; provided that in the case of this clause (C) the Stockholder delivers to the Company, if reasonably requested by the Company, an opinion of counsel reasonably satisfactory to the Company, that the Transfer of such Shares does not require registration under the Securities Act or applicable state securities Laws and, if after giving effect to such sale such transferee and its affiliates and any Group of which such transferee is a party beneficially owns more than 5.0% of the Company’s outstanding Voting Stock, such transferee joins this Agreement as an Other Stockholder in accordance with Section 6.09.  Notwithstanding the foregoing, no Shares may be Transferred by a Stockholder to any Person or Group, if, after giving effect to such Transfer such Person or Group would, to the Stockholder’s knowledge, beneficially own, or have the right to acquire, 10% or more of the Voting Power of all outstanding Voting Stock, unless such Transfer is approved by the Majority Independent Directors, such approval not to be unreasonably withheld, conditioned or delayed.

(b)           Notwithstanding any of the foregoing, any Stockholder may at any time Transfer any or all of its Shares to a Permitted Transferee of such Stockholder; provided, however, that any Transfer is subject to such transferee joining this Agreement as an Other Stockholder in accordance with Section 6.09.

(c)           Notwithstanding Section 5.01(a), any Stockholder shall be permitted to transfer all or any portion of its Shares at any time under the following circumstances:

(i)            Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any of its subsidiaries approved by Board;

(ii)           pledges of Shares under bona fide instruments or agreements representing indebtedness for borrowed money of such Stockholder; or

(iii)          bona fide gifts of Shares to one or more charitable organizations.

(d)           Except as prohibited by applicable Law, notwithstanding anything in this Agreement to the contrary, any Stockholder may enter into or effect any hedging transaction with respect to its Shares, including, without limitation, puts, calls and options.

(e)           The Company may place appropriate legends on the certificates representing Shares held by the Stockholders setting forth the restrictions referred to herein and any restrictions appropriate for compliance with U.S. federal securities Laws.  The Company will promptly issue replacement certificates to the Stockholders, upon request, in order to permit the Stockholders to engage in Transfers that are not restricted hereunder or under U.S. federal or state securities Laws.

SECTION 5.02.                  Improper Transfers.  Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, shall confer no rights or privileges in or with respect to the Company to the purported transferee, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01.                  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, in each case to the intended recipient as set forth below:

(a)         if to Blackstone:

Blackstone Oil & Gas LLC
1301 McKinney Street, Suite 2850

Houston, Texas 77010
Attn: Todd Brooks
Facsimile: (713) 595-1919

if to Omega:

Omega Energy Corp.
1301 McKinney Street, Suite 2850

Houston, Texas 77010
Attn: Gaston Kearby
Facsimile: (713) 595-1919

if to Lara:

Lara Energy, Inc.
1301 McKinney Street, Suite 2850

Houston, Texas 77010
Attn: John Hearn
Facsimile: (713) 595-1919

with, in each case, a copy (which shall not constitute notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: G. Michael O’Leary, Esq. or William M. Young, Esq.
Facsimile: 713.238.7130 (O’Leary)

Facsimile: 713-238-7111 (Young)

(b)              if to any of the Other Stockholders, to the address specified in such Other Stockholder’s joinder agreement.

(c)              if to the Company, to:

ZaZa Energy Corporation

c/o Toreador Holding SAS
5 rue Scribe

Paris, France
Attn: Corporate Secretary
Facsimile: 33 (0) 1 47 03 33 71

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:  Philip Richter, Esq. and Murray Goldfarb, Esq.

Facsimile:  (212) 859-4000

SECTION 6.02.                  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense unless otherwise provided herein.

SECTION 6.03.                  Amendments; Waivers.  (a)  No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Majority ZaZa Members, and approved by the Majority Independent Directors, and in the case of a waiver against the Company, by the Company, and approved by the Majority Independent Directors, or in the case of a waiver against the Stockholders, by the Majority ZaZa Members.  For the avoidance of doubt, any such action taken by the Majority ZaZa Members shall be binding on all of the Stockholders.

(b)           Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 6.04.                  Interpretation.  When a reference is made in this Agreement to a Section, Subsection or Exhibit, such reference shall be to a Section or Subsection of, or an Exhibit to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a Person are to any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.  The original parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The parties each hereby acknowledge that this Agreement reflects an agreement between sophisticated parties derived from arm’s-length negotiations.  Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

SECTION 6.05.                  Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

SECTION 6.06.                  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

SECTION 6.07.                  Entire Agreement; No Third-Party Beneficiaries; Several Obligations.  This Agreement and the Merger Agreement constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and, except as otherwise provided in Section 3.08(g), are not intended to confer upon any Person, other than the parties hereto, the Group 1 Directors, the Group 2 Directors and the Board of Directors (including the Majority Independent Directors), any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, this Agreement shall constitute a separate agreement between the Company and each Stockholder, and the obligations of the Stockholders under this Agreement are several, and not joint.

SECTION 6.08.                  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the Laws of the State of Delaware.  The parties agree that any action brought in connection with this Agreement shall be brought The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), irrevocably consent to the personal jurisdiction and venue in such courts, and waive any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum or that the subject matter may not be enforced in or by such court.  EACH PARTY TO THIS AGREEMENT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT and, to the fullest extent permitted by Applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding under this Agreement brought in the Delaware Courts and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

SECTION 6.09.                  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties hereto and the Majority Independent Directors, except that any ZaZa Stockholder may assign any of or all its rights, interests and obligations under this Agreement to any transferee of Shares subject to this Agreement in accordance with Section 5.01(a)(ii)(C) or Section 5.01(b), and any such transferee may make similar assignments in accordance with Section 5.01(a)(ii)(C) or Section 5.01(b); provided, however, that any such transferee shall agree to be bound by the terms of this Agreement and to become an Other Stockholder by entering into (and causing any of its affiliates identified by the Majority Independent Directors to enter into) a joinder agreement in a form reasonably acceptable to the Majority Independent Directors.  Any purported assignment without such prior written consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 6.10.                  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at Law or in equity.  The parties agree that the Majority Independent Directors shall have the right to enforce the terms of this Agreement on behalf of, and at the expense of, the Company.

SECTION 6.11.                  Effectiveness.  This Agreement shall become effective as of the Effective Time.

SECTION 6.12.                  Automatic Termination.  Except as otherwise expressly provided in this Agreement, the provisions of Article II of this Agreement shall terminate and become void upon the third anniversary of the Closing Date and the other provisions of this Agreement shall terminate with respect to a Stockholder upon the conclusion of the Standstill Period with respect to such Stockholder.  If this Agreement shall terminate, all provisions of this Agreement shall terminate and shall be void, except (i) Article III shall survive any such termination until the Stockholders no longer hold Registrable Securities and (ii) Articles I and VI shall survive any such termination indefinitely.  Nothing in this Section 6.12 will be deemed to release any party from any liability for any material breach of this Agreement or to impair the right of any party to compel specific performance by any other party of its surviving obligations under this Agreement.

SECTION 6.13.                  Confidentiality.

(a)           Each Stockholder agrees to maintain, and shall cause each of its Subsidiaries, directors, officers, employees and other representatives (including any Director) to maintain, the confidentiality of all material non-public information obtained by such Stockholder from the Company or any of its Subsidiaries or their respective directors, officers, employees or agents, and not to use such information for any purpose other (i) than the evaluation and protection of the investment by the Stockholders in the Company, (ii) the exercise by the Stockholders of any of their respective rights under this Agreement and (iii) the exercise by the Directors of their fiduciary duties as Directors of the Company.

(b)           Notwithstanding the foregoing, the confidentiality obligations of Section 6.13(a) will not apply to information obtained other than in violation of this Agreement:

(i)            which such Stockholder or any of its officers, employees, representatives, consultants or advisors is required to disclose by judicial or administrative process, or by other requirements of applicable Law (including any applicable rule, regulation or order of a self-governing authority, such as the NASDAQ); provided, however, that, where and to the extent practicable and legally permissible, the disclosing party (A) gives the other party reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) cooperates with such party in attempting to obtain such protective measures;

(ii)           which becomes available to the public other than as a result of a breach of Section 6.13(a);

(iii)          which is already in such Stockholder’s possession prior to disclosure by the Company, provided that, to such Stockholder’s knowledge, such information is not subject to another confidentiality agreement or other obligation of secrecy to the Company;

(iv)          which has been, is or becomes independently developed by such Stockholder or on its behalf without a breach of Section 6.13(a); or

(v)           which has been provided on a non-confidential basis to such Stockholder or any of its officers, employees, representatives, consultants or advisors by a third party who obtained such information other than from any such Person or other than as a result of a breach of Section 6.13(a); provided that, to such Stockholder’s knowledge, such other source is not bound by a confidentiality obligation to the Company.

SECTION 6.14.                  Representations and Warranties.  The Company represents and warrants to the ZaZa Members, and each of the ZaZa Members represents and warrants to the Company, that as of the date of this Agreement:

(a)           it has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(b)           the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action on its part; and

(c)           this Agreement has been duly executed and delivered by it, and (assuming the due authorization, execution and delivery by each of the other parties to this Agreement) constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 6.15.                  Acknowledgment of Securities Laws.  Each Stockholder hereby acknowledges that it is aware, and that it will advise its representatives who are informed as to the material non-public information that is the subject of Section 6.13, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ZAZA ENERGY CORPORATION

By:	/s/ Craig M. McKenzie
Name: Craig M. McKenzie
Title: Vice President and Secretary

OMEGA ENERGY CORP.

By:	/s/ Gaston L. Kearby
Name: Gaston L. Kearby
Title: President

LARA ENERGY, INC.

By:	/s/ John E. Hearn, Jr.
Name: John E. Hearn, Jr.
Title: President

BLACKSTONE OIL & GAS, LLC

By:	/s/ Todd Alan Brooks
Name: Todd Alan Brooks
Title: President